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Exhibit 99.3

THE SHERIDAN GROUP, INC.

LETTER TO HOLDERS

To Holders of 12.500% Senior Secured Notes Due 2014:

        The Sheridan Group, Inc., a Maryland corporation (the "Company"), Dartmouth Journal Services, Inc., a New Hampshire corporation, Dartmouth Printing Company, a New Hampshire corporation, Sheridan Books, Inc., a Delaware corporation, The Dingley Press, Inc., a Delaware corporation, The Sheridan Group Holding Company, a Delaware corporation, The Sheridan Press, Inc., a Maryland corporation, and United Litho, Inc., a Maryland corporation (collectively, the "Guarantors"), are offering, upon and subject to the conditions set forth in the Prospectus, dated                                    , 2011 (the "Prospectus"), and the enclosed Letter of Transmittal (the "Letter of Transmittal"), to exchange (the "Exchange Offer"), in denominations of the principal amount of $2,000 and any integral multiple of $1,000 in excess thereof, its new 12.500% Senior Secured Notes Due 2014 that have been registered under the Securities Act of 1933, as amended (the "Exchange Notes"), and the guarantees thereof (the "New Guarantee") for any and all of its outstanding 12.500% Senior Secured Notes Due 2014 issued on April 15, 2011 (the "Initial Notes") and the guarantees thereof (the "Old Guarantee"), of which $150,000,000 principal amount is outstanding. Throughout this letter, unless the context otherwise requires and whether so expressed or not, references to the "Exchange Offer" include the Guarantors' offer to exchange the New Guarantee for the Old Guarantee, references to the "Exchange Notes" include the related New Guarantee and references to the "Initial Notes" include the related Old Guarantee. The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement, dated April 15, 2011, by and among the Company, the Guarantors and Jefferies & Company, Inc.

        Briefly, you may either:

        a.     Tender all or some of your Initial Notes, along with a completed and executed Letter of Transmittal, and receive Exchange Notes in exchange; or

        b.     Retain your Initial Notes.

        All tendered Initial Notes must be received on or prior to                        , 2011 at 5:00 p.m., New York City time, (the "Expiration Date"), as shown in the accompanying Prospectus.

        Please review the enclosed Letter of Transmittal and Prospectus carefully. If you have any questions relating to the terms of the Exchange Offer or questions regarding the Letter of Transmittal or the appropriate procedures for tendering your Initial Notes, please call The Bank of New York Mellon Trust Company, N.A. at (212) 815-2742 or write to:

  The Bank of New York Trust Company, N.A., as Exchange Agent
  c/o The Bank of New York Mellon Corporation
  Corporate Trust Operations—Reorganization Unit
  480 Washington Boulevard—27th Floor
  Jersey City, NJ 07310

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THE SHERIDAN GROUP, INC. LETTER TO HOLDERS